Exhibit 6(t) (vii)

                        COLLEGE RETIREMENT EQUITIES FUND
                 730 THIRD AVENUE, NEW YORK, NEW YORK 10017-3206
                                 1 800 842-2733

                Endorsement to your CREF Unit-Annuity Certificate

Added to all Life Unit-Annuity, Life Unit-Annuity with Minimum Guaranteed Period, Last Survivor Life Unit-Annuity, Last Survivor Life Unit-Annuity with Minimum Guaranteed Period, Joint and Survivor Life Unit-Annuity, Joint and Survivor Life Unit-Annuity with Minimum Guaranteed Period, and Unit-Annuity Certain Certificates.

                          Effective Date: [May 1, 1997]

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of this endorsement is to introduce a new CREF Account. Please read this endorsement, then attach it to your certificate.

THE ACCOUNTS PROVISION IS MODIFIED BY ADDING THE INFLATION-LINKED BOND ACCOUNT AS FOLLOWS:

          The CREF INFLATION-LINKED BOND ACCOUNT maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and other corporate entities.


                                                                    Chairman and
                                                         Chief Executive Officer

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